Exhibit 99.1



FOR IMMEDIATE RELEASE



             ENZO BIOCHEM RAISES $46.0 MILLION IN REGISTERED DIRECT
                                    OFFERING

NEW YORK, NY, December 15, 2006 - Enzo Biochem, Inc. (NYSE:ENZ) today announced that it has entered into definitive purchase agreements with selected institutional investors to purchase $46.0 million of its common stock in a registered direct offering.

         Under the terms of this offering, Enzo will sell 3,285,715 shares of its common stock at a price of $14.00 per share. The net proceeds following the payment of expenses is expected to be approximately $43.1 million.

         The sale of these shares is being made under Enzo's shelf registration statement declared effective by the Securities and Exchange Commission on December 8, 2006. The closing of the transaction is expected to occur on December 20, 2006, subject to the satisfaction of customary closing conditions.

         Net proceeds from this sale of Common Stock will be used for general corporate purposes, including without limitation, funding for future acquisitions, clinical research and development programs, the clinical development of product candidates, capital expenditures and working capital needs.

         Lazard Capital Markets LLC served as the sole placement agent for this offering. Copies of the final prospectus relating to the offering may be obtained from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

ABOUT ENZO

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis, uveitis, and for Crohn's Disease. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would



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allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 200 patents worldwide. For more information visit our website www.enzo.com.

         EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

                                       ###

CONTACT:
  For: Enzo Biochem, Inc.
  Steve Anreder, 212-532-3232    Or    Ed Lewis, CEOcast, Inc., 212-732-4300







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